UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Kessel, M.D., FACP, Lawrence J.
   4114 Hain Drive
   Lafayette Hill, PA  19444
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   09/23/97
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   GENTA INCORPORATED /DE/
   GNTA
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Option                  |9/23/97(1|9/22/07  |Common stock of Issuer,|50,000   |$0.94375  |(D)          |N/A                        |
                        |)        |         | par value $.001       |         |          |             |                           |
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Series D Convertible Pre|6/30/97  |N/A      |Common stock of Issuer,|26,490   |$0.94375  |(D)          |N/A                        |
ferred Stock            |         |         | par value $.001       |         |          |             |                           |
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Class D Warrant         |6/30/97  |6/29/97  |Common stock of Issuer,|1250     |$0.94375  |(D)          |N/A                        |
                        |         |         | par value $.001       |         |          |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Subject to vesting, options will vest 6.25% per quarter.
SIGNATURE OF REPORTING PERSON
Lawrence J. Kessel, M.D., FACP
DATE
10/03/97